CHELSEA THERAPEUTICS INTERNATIONAL LTD.

EXECUTIVE RETENTION BONUS PLAN
Effective April 16, 2013

1. Purpose.

The purpose of this Chelsea Therapeutics International Ltd. Executive Retention Bonus Plan (the “Plan”) is to promote the interests of Chelsea Therapeutics International Ltd. (the “Company”) by providing an incentive to selected key executive level employees of the Company to remain employed until such time as a sale of the Company occurs and/or the Company receives approval of its new drug application from the U.S. Food and Drug Administration for Northera (droxidopa). In this regard, the Plan is intended to provide cash bonus payments to such executives if they remain employed by the Company on the effective date(s) of such Sale Event (as defined herein) and/or new drug approval, or where their employment terminates prior to such date(s) under certain specified circumstances.

2. Definitions.

The following terms shall have the meanings set forth below for purposes of the Plan:

“Board” means the Board of Directors of the Company or the Compensation Committee or other committee of the Board delegated the duty to administer this Plan.

“Cause” means a finding by the Board that any of the following has occurred: (A) embezzlement, theft, misappropriation or conversion by the Eligible Executive of any property of the Company or any of its subsidiaries or affiliates; (B) any breach by the Eligible Executive of the Eligible Executive’s covenants under the Plan or any agreement with the Company; (C) failure or refusal by the Eligible Executive to perform the duties of his or her employment which continues for a period of fourteen days following notice thereof by the Company to the Eligible Executive; (D) any act by the Eligible Executive constituting a felony or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (E) conviction of, or plea of nolo contendere (or a similar plea), to, or the failure of the Eligible Executive to contest his prosecution for, any other criminal offense; (F) any violation of any law, rule or regulation affecting business operations of the Company or its subsidiaries or affiliates, regulatory disqualification or failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of the Company or its subsidiaries or affiliates; (G) gross negligence or willful misconduct on the part of the Eligible Executive in the performance of his duties as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (H) any act or omission to act of the Eligible Executive intended to harm or damage the business, property, operations, financial condition or reputation of the Company or any of its subsidiaries or affiliates; or (I) any chemical dependence of the Eligible Executive which adversely affects the performance of his or her duties and responsibilities to the Company or any of its subsidiaries or affiliates.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Effective Date” means April 15, 2013.

“Eligible Executive” means an executive level employee of the Company designated by the Board as eligible to participate in the Plan, as set forth on Exhibit A. The individuals identified on Exhibit A, are sometimes hereinafter referred to individually as a “Participant” and collectively as the Participants.

“Good Reason” means either of the following: (i) material reduction in the Eligible Executive’s base pay or bonus opportunity; or (ii) a relocation of the Participant’s principal work location to more than fifty (50) miles from its current location; provided that the Participant notifies the Company that Good Reason exists within thirty (30) days of first becoming aware that Good Reason existed and gives the Company at least thirty (30) days prior written notice of the date that the Participant intends to terminate employment with the Company if the Good Reason is not cured prior to such date. For the avoidance of doubt, if the Good Reason is cured by the Company prior to such date, Good Reason shall cease to exist.

“NDA Approval Bonus” has the meaning set forth in Section 4.

“Sale Event” As used herein, a “Sale Event” shall be deemed to have occurred means the occurrence of any of the following on or before December 31, 2014: (A) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company; (B) any person not a shareholder of the Company on the date of the Plan becomes after the effective date of the Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuing Directors); provided that a traditional institutional or venture capital financing transaction shall be excluded from this definition; or (C) a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing less than 50% of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuing Directors). For these purposes, “Continuing Directors” of the Company will mean any individuals who are members of the Board on the effective date of the Plan and any individual who subsequently becomes a member of the Board whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Continuing Directors (either by specific vote or by approval of the Company’s proxy statement in which such individual is named as a nominee for director without objection to such nomination).

Notwithstanding the foregoing, in no event shall a Sale Event be deemed to have occurred for purposes of the Plan unless the transaction constituting the “Sale Event” is also a “change in control event” for purposes of section 409A of the Code.

“Sale Event Bonus” has the meaning set forth in Section 3.

3. Sale Event Bonus.

If a Sale Event occurs, subject to Sections 5 and 6 below, each Eligible Executive employed by the Company on the date of the Sale Event shall be entitled to receive a bonus in an amount equal to 50% of his or her base salary (the “Sale Event Bonus”), subject in all respects to the terms of the Plan.

4. NDA Approval Bonus.

If the Company receives approval of its new drug application from the U.S. Food and Drug Administration for Northera (droxidopa), subject to Sections 5 and 6 below, each Eligible Executive employed by the Company on the date of such approval shall be entitled to receive a bonus in an amount equal to 50% of his or her base salary (the “NDA Approval Bonus”), subject in all respects to the terms of the Plan.

5. Payment of Awards.

(a) Notwithstanding an Eligible Executive’s designation as such, in order to receive a Sale Event Bonus and/or a NDA Approval Bonus, as applicable, an Eligible Executive must be employed by the Company on the date of the Sale Event and/or the date the Company receives approval of its new drug application from the U.S. Food and Drug Administration for Northera (droxidopa), except as provided in Section 6 below.

(b) Upon consummation of a Sale Event, the Company shall pay to a Participant his or her Sale Event Bonus in a lump sum payment on or within 30 days following the date the Sale Event is consummated.

(c) The Company shall pay to a Participant his or her NDA Approval Bonus in a lump sum payment on or within 30 days following the date the Company receives approval of its new drug application from the U.S. Food and Drug Administration for Northera (droxidopa).

6. Termination of Employment.

(a) If an Eligible Executive’s employment with the Company is terminated by the Company (or, if applicable, the Company's successor) without Cause or voluntarily by the Eligible Executive for Good Reason (i) within three months prior to the occurrence of a Sale Event and the Sale Event is subsequently consummated, or (ii) during the period between the Sale Event and the payment date described in Section 5(b) of the Plan, the Eligible Executive shall be entitled to receive his or her Sale Event Bonus hereunder. Payment shall be made, if at all, as and when the Sale Event Bonuses are paid under Section 5(b) of the Plan.

(b) If an Eligible Executive’s employment with the Company is terminated by the Company without Cause or voluntarily by the Eligible Executive for Good Reason, within three months prior to receipt of approval of its new drug application from the U.S. Food and Drug Administration for Northera (droxidopa), the Eligible Executive shall be entitled to receive his or her portion of the annual NDA Approval Bonus, if any, paid following the Eligible Executive’s termination of employment with the Company. Payment shall be made, if at all, as and when the NDA Approval Bonuses are paid under Section 5(c) of the Plan.

(c) If an Eligible Executive’s employment with the Company terminates on account of (i) the Eligible Executive’s death or disability, (ii) termination by the Company for Cause or (iii) the Eligible Executive’s voluntary resignation without Good Reason, in each case prior to the occurrence of a Sale Event or the receipt of approval of its new drug application from the U.S. Food and Drug Administration for Northera (droxidopa), as applicable, the Eligible Executive’s entitlement to a Sale Event Bonus or any NDA Approval Bonuses shall be forfeited, and no payment shall be made therefor.

7. Administration.

The Plan shall be administered by the Board. The interpretation and construction by the Board of any provisions of the Plan or of any awards granted under it shall be final and conclusive. No member of the Board shall be liable for any action taken or determination made with respect to the Plan or any awards granted under it. No equity holder of the Company nor any employee or former employee of the Company, or any beneficiary, shall have any claim or cause of action against the Company, an officer of the Company, or the Board on account of, by reason of, or arising out of the exercise of the discretionary power granted hereunder.

8. Non-Transferability.

No rights granted under this Plan may be transferred, assigned, pledged, encumbered or disposed of in any way by an Eligible Executive, except by will or by the laws of descent and distribution.

9. No Rights as Equity Holders or Employee; No Right to Future Awards.

Except as otherwise provided herein, no Eligible Executive or Participant shall have any privileges of a stockholder of the Company with respect to a Sale Event Bonus and/or an NDA Approval Bonus, nor shall the Company have any obligation to issue any equity, pay any distributions or otherwise afford any rights to which holders of equity are entitled with respect to any such award. The granting of an award under the Plan shall not confer upon an Eligible Executive or Participant any right to continue as an employee, to receive future awards under the Plan, or to interfere in any way with the Company’s right to terminate such Eligible Executive’s or Participant’s employment. For purposes of clarification, eligibility to participate in the Plan under this Plan shall not guarantee employment through the date of a Sale Event or the date the Company receives approval of its new drug application from the U.S. Food and Drug Administration for Northera (droxidopa).

10. Withholding; Taxes.

Payments of all bonuses under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving the bonus pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such bonus, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to the bonus.

Neither the Company nor its officers or agents make or has made any representations about the tax consequences of the bonus payments paid or payable under this Plan by the Company to any Participant.

11. Amendment or Discontinuance of the Plan.

The Board may amend or terminate this Plan at any time and from time to time without the consent of any Eligible Executive hereunder; provided, however, that no such amendment or termination may diminish the rights of a Participant without such Participant’s written consent; provided, further, that the Company may make any changes to this Plan it determines in its sole discretion are necessary to comply with the provisions of section 409A of the Code and any final, proposed or temporary regulations or other guidance issued thereunder without the consent of any Participant.

12. Section 409A.

The benefits provided under this Plan are intended to be exempt from or comply with the requirements of section 409A of the Code, and, to the extent applicable, shall in all respects be administered in accordance with section 409A of the Code. Notwithstanding anything in the Agreement to the contrary, payments may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code. If a payment is not made by the designated payment date under the Plan, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall a Participant, directly or indirectly, designate the calendar year of payment.

13. Governing Law.

The Plan shall be governed by the laws of the State of North Carolina without regard to the conflicts of law principles thereof.

Exhibit A

Eligible Executives

Art Hewitt

Joe Oliveto

Nick Riehle

Michael Roberts

Bill Schwieterman